Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2006 EARNINGS

Niles, Ohio, October 27, 2006 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three and nine month periods ended September 30, 2006.

Net income for the three months ended September 30, 2006 totaled $104,000 compared to net income of $219,000 for the same period in 2005, a decrease of $115,000, or 52.5%. Net income for the nine months ended September 30, 2006 was $535,000 compared to $823,000 for the nine months ended September 30, 2005, a decrease of $288,000, or 35.0%. The decrease in net income in the current three and nine month periods as compared to the same periods one year ago was primarily the result of a decrease in non-interest income, specifically from gain on sale of investments, an increase in the provision for loan losses and an increase in non-interest expense.

The annualized return on average assets for the three and nine months ended September 30, 2006 was 0.42% and 0.72%, respectively, as compared to 0.87% and 1.10% for the respective comparative periods in 2005. Primary earnings per share for the three and nine months ended September 30, 2006 was $0.08 and $0.40, respectively, as compared to $0.17 and $0.63 for the three month and nine month comparative periods in 2005. Net interest income after the provision for loan losses for the third quarter of 2006 was $554,000, as compared to $656,000 for the third quarter of 2005. For the nine months ended September 30, 2006, net interest income after the provision for loan losses totaled $2.0 million, $83,000 less than for the same comparative period in 2005.

The Company established a $100,000 provision for loan losses for the three months and nine months ended September 30, 2006 as compared to none in the comparative periods one year ago. The Company’s internal review of certain credit facilities purchased in previous periods resulted in the increase in the provision for loan losses during the third quarter of 2006.

Non-interest income for the third quarter of 2006 was $74,000, as compared to $84,000 for the third quarter of 2005. The decrease in non-interest income was primarily attributable to a $14,000 decrease in the gain on sale of investments as compared to the same period one year ago. For the nine months ended September 30, 2006 non-interest income totaled $267,000, compared to $510,000 for the same nine month period in 2005, a decrease of $243,000, or 47.6% The decrease in non-interest income was primarily attributable to a $245,000 decrease in gain on sale of investments. A significant portion, representing $345,000, of the gain on sale of investments during the comparative nine month period one year ago was attributable to the acquisition of Intrieve Incorporated by Harland Financial Solutions, Inc. Intrieve, Incorporated, which was owned by numerous financial institutions, including Home Federal, was also the primary data processing service provider to Home Federal.

Non-interest expense increased $37,000 for the quarter ended September 30, 2006 as compared to the quarter ended September 30, 2005, mostly due to a $17,000 increase in compensation and benefits and $15,000 in higher legal and audit expense. Non-interest expense increased $53,000 in the current nine month period as compared to the same period one year ago. This increase was primarily the result of a $16,000 increase in equity in loss of limited partnership, a $16,000 increase in compensation and benefits and a $15,000 increase in other operating expense.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days, totaled $762,000 at September 30, 2006, or 1.5% of net loans receivable, a decrease of $143,000 from December 31, 2005. The allowance for loan losses totaled $842,000 at September 30, 2006, representing 110.6% of non-performing loans and 1.7% of net loans receivable. At December 31, 2005 the allowance for loan losses totaled $743,000 and represented 82.0% of non-performing loans and 1.6% of net loans receivable. At September 30, 2006 the Association had no repossessed assets, as compared to $35,000 in repossessed assets, consisting entirely of real estate owned, as of December 31, 2005.

At September 30, 2006 total assets were $101.0 million compared to $98.5 million at December 31, 2005, an increase of $2.5 million, or 2.5%. Net loans receivable increased to $50.6 million at September 30, 2006 from $47.2 million at December 31, 2005, an increase of $3.4 million, or 7.2%. Deposits decreased to $59.5 million at September 30, 2006 from $60.8 million at December 31, 2005, a decrease of $1.3 million, or 2.2%. Borrowings, increased to $24.5 million during the first nine months of 2006, from $20.5 million at December 31, 2005.

Total equity at September 30, 2006 was $16.2 million, as compared to $16.4 million at December 31, 2005. The decrease in total equity was primarily attributable to a $140,000 decrease in net unrealized gains on securities available for sale and a $102,000 decrease in retained earnings. At September 30, 2006 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

October 27, 2006	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(In thousands, except for per share data)

	September 30,		December 31,
	2006	2005
	(Unaudited)
Total assets	$100,973	$98,516
Loans receivable, net	50,559	47,180
Securities (AFS) at market	32,169	30,859
Securities (HTM) at cost	13,063	13,094
Deposits	59,466	60,802
Total borrowings	24,500	20,500
Retained earnings	14,421	14,523
Common stock and paid in capital	7,033	7,033
Total equity	16,154	16,396
Book value per share	$11.67	$11.84

Selected Operating Data

(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest income	$1,372	$1,219	$3,990	$3,640
Interest expense	717	563	1,932	1,599
Provision for loan losses	100	—	100	—
Net interest income	554	656	1,958	2,041
Non-interest income	74	84	267	510
Non-interest expense	471	434	1,430	1,377
Income before inc. tax exp.	157	306	795	1,174
Income tax expense	54	87	260	351
Net income	104	219	535	823
Earnings per share - basic	$0.08	$0.17	$0.40	$0.63
diluted	0.08	0.16	0.40	0.62